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                                                         Exhibit 99(c)

                            Entergy Louisiana, Inc.
        Computation of Ratios of Earnings to Fixed Charges and
  Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

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                                                                                    December 31, September 30,
                                              1992      1993       1994      1995       1996        1997
Fixed charges, as defined:
Total Interest                             141,513   136,957    136,444   136,901    132,412     130,788
  Interest applicable to rentals             9,363     8,519      8,332     9,332     10,601       9,019
                                          --------------------------------------------------------------
Total fixed charges, as defined            150,876   145,476    144,776   146,233    143,013     139,807

Preferred dividends, as defined (a)         42,026    40,779     29,171    32,847     28,234      19,045
                                          --------------------------------------------------------------
Combined fixed charges and preferred      $192,902  $186,255   $173,947  $179,080   $171,247    $158,852
  dividends, as defined                   ==============================================================

Earnings as defined:

  Net Income                              $182,989  $188,808   $213,839  $201,537   $190,762    $147,005
  Add:
    Provision for income taxes:
Total Taxes                                 87,037   110,813     63,288   117,114    118,559     104,435
    Fixed charges as above                 150,876   145,476    144,776   146,233    143,013     139,807
                                          --------------------------------------------------------------
Total earnings, as defined                $420,902  $445,097   $421,903  $464,884   $452,334    $391,247
                                          ==============================================================
Ratio of earnings to fixed charges,
  as defined                                  2.79      3.06       2.91      3.18       3.16        2.80
                                          ==============================================================

Ratio of earnings to combined fixed
  charges and preferred dividends,
  as defined                                  2.18      2.39       2.43      2.60       2.64        2.46
                                          ==============================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.
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